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LSB FINANCIAL CORP.
                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS
                             (Dollars in thousands)

                                                                      For the three months ended
                                                         June 30, 1999                         June 30, 1998
                                              -----------------------------------   -----------------------------------

                                                             Weighted                             Weighted
                                                             Average    Per share                 Average     Per share
                                                Income        Shares     Amount       Income       Shares      Amount
Basic EPS
  Income available to common shareholders     $     496     1,301,408     $0.38     $     470     1,345,580     $0.35

Effect of dilutive securities
  Options                                        51,153        56,908

Diluted EPS
  Income available to common shareholders           496     1,352,561     $0.37     $     470     1,402,488     $0.33


                                                                       For the six months ended
                                                        June 30, 1999                           June 30, 1998
                                              -----------------------------------   -----------------------------------
Basic EPS
  Income available to common shareholders     $     896     1,299,439     $0.69     $     914     1,347,567     $0.68

Effect of dilutive securities
  Options                                        47,228        54,764

Diluted EPS
  Income available to common shareholders           896     1,346,667     $0.67     $     914     1,402,330     $0.65

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